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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF DOUBLETREE CORPORATION

 1.   Samantha Hotel Corporation, a Delaware corporation
 2.   RFS, Inc., a Tennessee corporation
 3.   Doubletree Partners, a Delaware general partnership
 4.   Doubletree Hotels Corporation, an Arizona corporation
 5.   Doubletree of Phoenix, Inc., a Delaware corporation
 6.   INNCO Corporation, an Arizona corporation
 7.   HOSCO Corporation, an Arizona corporation
 8.   DT Management, Inc., an Arizona corporation
 9.   DT Real Estate, Inc., an Arizona corporation
10.  Doubletree Hotel Systems, Inc., an Arizona corporation
11.  Harbor Hotels Corporation, a Delaware corporation
12.  DTM Burlingame, Inc., an Arizona corporation
13.  Red Lion Hotels, Inc., a Delaware corporation